Exhibit 16.2

January 11, 2013

Mr. George M. Sfeir
Energy & Technology, Corp.
Petroleum Towers, Suite 530
Lafayette, LA 70503

Dear Mr. Sfeir:

This is to confirm that the client-auditor relationship between Energy & Technology, Corp. (Commission File Number 333-143215) and LaPorte has ceased.

Very truly yours,

cc:	PCAOB Letter File
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561